SWIB TO CALL ANNUAL MEETING AT RAINFOREST CAFE

          Madison, Wis. (October 26, 2000) The State of

Wisconsin Investment Board (SWIB) announced today that

it will exercise its right under Minnesota law to call

a shareholders meeting if the Landry's Seafood

Restaurants' pending tender offer for Rainforest Cafe

common stock is rejected tomorrow.  "It appears that

current management at Rainforest Cafe has stonewalled a

potential competing offer from a group of shareholders

headed by David Siegel of Central Florida Investments,

an owner of 4 percent of the company's stock," noted

John Nelson, SWIB's small company stock portfolio

investment director.

     "According to a press release issued yesterday by

Siegel, Rainforest Cafe has effectively refused the

competing group's reasonable requests to get access to

financial information necessary to complete due

diligence on pricing their offer.  SWIB ran into

similar problems trying to get information from the

company.  I wonder what the current management at

Rainforest Cafe is trying to hide," stated Nelson.

"SWIB will not be tendering its shares to Landry's at

the $3.25 price.  We think there is more value in this

company," Nelson said.

     "If Rainforest Cafe shareholders collectively

reject the Landry's tender offer set to expire

tomorrow, SWIB will use its right as a 14 percent

shareholder to force the company to call a shareholders

meeting.  Rainforest shareholders have not had an

opportunity to vote on directors in over 16 months.  I

think Siegel was correct in saying that the current

board has to be replaced with directors that have

restaurant management experience," Nelson concluded,

citing comments in Siegel's October 25 press release.

     SWIB is the investment manager for the Wisconsin

Retirement System (WRS).  With over $64 billion in

assets and 465,000 participants, the WRS is the ninth

largest public pension fund in the U.S.

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     SWIB has previously furnished to Rainforest

shareholders certain information required by Schedule

14D-9.  That material is not a substitute for the proxy

statement SWIB will file with the Securities and

Exchange Commission if it calls a shareholders meeting.

Shareholders are urged to read that document because it

will contain important information.  The proxy

statement and other documents filed by SWIB with the

SEC will be available free of charge at the SEC's

website (www.sec.gov) or from SWIB at 608-266-2381.

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